Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: July 27, 2010
ANCHOR BANCORP WISCONSIN INC. COMPLETES SALE AND CONVERSION
OF FOUR GREEN BAY AREA BRANCHES
Madison, Wis. — AnchorBank, fsb, a wholly owned subsidiary of Anchor BanCorp Wisconsin, Inc., (ABCW) today announced that the sale of its four Green Bay area branches to Nicolet National Bank was completed on Friday, July 23. Conversion of accounts was completed over the weekend.
Under the terms of the agreement, Nicolet assumed approximately $105.1 million in deposits. The branches involved in the transaction are in Ashwaubenon located at 2363 Holmgren Way, Howard at 2380 Dousman Street, DePere at 1610 Lawrence Drive and Bellevue at 2082 Monroe Road.
AnchorBank CEO Chris Bauer said that this sale, along with the sale of 11 AnchorBank branches in northwestern Wisconsin to Royal Credit Union completed on June 25, 2010, comprises a key element of Anchor’s plan to improve its capital ratios by reducing the size of its balance sheet, thereby reducing its capital needs.
“An important part of our strategy to reduce the Bank’s capital needs has been to sell branches in markets that are not core to the AnchorBank franchise. Additional steps we have taken to realign our balance sheet include conservative lending, focusing our mortgage origination efforts only on saleable loan products, and sales of assets such as our indirect auto loan portfolio and portions of our student loan portfolio,” commented Bauer.
As a result of these efforts, AnchorBanCorp’s total asset size declined by $841.9 million to $4.43 billion for the fiscal year ended March 31, 2010.
The Corporation estimates that the branch sales in the Northwest to Royal Credit Union and in the Green Bay area to Nicolet National Bank will reduce its balance sheet by an additional $291 million.
About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ Global Market under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has offices located in Wisconsin.
For More Information
For more information, contact AnchorBank CEO Chris Bauer, or Dale Ringgenberg, CFO at (608) 252-1810.
Forward-Looking Statements
This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2010 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.